                                                                    EXHIBIT 12.1

                     WORLDCOM PRO FORMA CONDENSED COMBINED

               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
                           (IN THOUSANDS OF DOLLARS)

                                                                   TWELVE MONTHS      NINE MONTHS
                                                                       ENDED             ENDED
                                                                   DECEMBER 31,      SEPTEMBER 30,
                                                                       1995              1996
                                                                   -------------     -------------
Earnings:
  Pretax income (loss) from continuing operations................    $(206,265)        $(434,684)
  Fixed charges, net of capitalized interest.....................      364,742           293,350
                                                                     ---------         ---------
  Earnings.......................................................    $ 158,477         $(141,334)
                                                                     =========         =========
Fixed charges:
  Interest cost..................................................    $ 312,155         $ 253,065
  Amortization of financing costs................................        2,811                --
  Interest factor of rent expense................................       25,200            23,131
  Preferred dividend requirements................................       48,255            22,852
                                                                     ---------         ---------
  Fixed charges..................................................    $ 388,421         $ 299,048
                                                                     =========         =========
Deficiency of earnings to fixed charges..........................    $(229,944)        $(440,382)
                                                                     =========         =========
Ratio of earnings to combined fixed charges and preferred stock
  dividends......................................................       0.41:1           N/A
                                                                     =========         =========